EXHIBIT 15

To the Board of Directors and Shareholders of
Sears, Roebuck and Co.

We have made a review, in accordance with standards established by the American Institute of Certified Public Accounts, of the unaudited interim condensed consolidated financial information of Sears, Roebuck and Co. for the 13-week and 26-week periods ended June 29, 2002 and June 30, 2001, as indicated in our report dated August 5, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the 13-week period ended June 29, 2002, is incorporated by reference in Registration Statement Nos. 2-64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479, 33-55825, 33-58851, 33-64345, 333-08141, and 333-52056 of Sears, Roebuck and Co; Registration Statement No. 333-92082 of Sears, Roebuck and Co. and Sears, Roebuck Acceptance Corp.; Registration Statement Nos. 33-64775, 333-18591, and 333-43309 of Sears, Roebuck and Co. and Sears Roebuck and Co. Deferred Compensation Plan; Registration Statement No. 333-56272 of Sears, Roebuck and Co. and the Sears 401(K) Savings Plan (formerly, The Savings and Profit Sharing Fund of Sears Employees and the Sears 401(K) Profit Sharing Plan); Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears DC Corp; Registration Statement No. 333-72514 of Sears, Roebuck and Co. and the 2001 Broad-Based Stock Option Plan; and Registration Statement No. 333-87942 of Sears, Roebuck and Co. and the 2002 Non-Employee Director Stock Plan.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Chicago, Illinois
August 5, 2002